Exhibit 2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of August 26, 2009, by and among NYSE Technologies, Inc., a Delaware corporation (the “Buyer”), CBR Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), and the stockholders listed on the signature pages hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, Buyer, Merger Sub, and NYFIX, Inc., a Delaware corporation (the “Company”), are simultaneously with the execution of this Agreement entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, the acquisition of the Company by Buyer through a merger of Merger Sub within and into the Company with the Company surviving the merger as a wholly owned subsidiary of the Buyer (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of the number of shares of Company Common Stock, Company Series B Preferred Stock and warrants to purchase shares of Company Common Stock (the “Company Warrants”) set forth, and in the manner reflected, on Attachment A hereto (together with such additional shares as become beneficially owned by the Stockholders, whether upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter), the “Owned Shares”); and

WHEREAS, as a condition to Buyer and Merger Sub’s willingness to enter into and perform its obligations under the Merger Agreement, Buyer and Merger Sub have required that each Stockholder agree, and each Stockholder has agreed to vote all of such Stockholders Owned Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.            Agreement to Vote; Irrevocable Proxy.

1.1.          Agreement to Vote.  Each Stockholder hereby agrees that, for so long as this Agreement has not been validly terminated in accordance with Section 6.1 hereof, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Owned Shares (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, including the Merger, and (2) any other matter that is required to facilitate the transactions contemplated by the  Merger Agreement; (b) against any Acquisition Proposal and (c) against any action or agreement that would impair the ability of Buyer, Merger Sub or the Company to complete the Merger, or that would otherwise prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement;

provided, however, that such Stockholder shall only be required to vote (or cause to be voted) Owned Shares on a particular matter as set forth in clauses (a), (b) or (c) of this Section 1.1 to the extent the class, series or type of Owned Shares in question is entitled to vote on such matter.  In addition, to the extent that any such actions are taken by the written consent of stockholders, the Stockholder shall provide consent or withhold consent, as the case may be, in a manner consistent with this Section 1.1.  Except as set forth in this Section 1.1, nothing in this Agreement shall limit the right of a Stockholder to vote in favor of, against or abstain with respect to any matters presented to the Company’s stockholders, including in connection with the election of directors.

1.2.          Irrevocable Proxy.  Solely with respect to the matters described in Section 1.1, for so long as this Agreement has not validly terminated in accordance with Section 6.1 hereof, each Stockholder hereby irrevocably appoints Buyer as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholders’ voting rights with respect to such Stockholders’ Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all such Stockholders’ Owned Shares solely on the matters described in Section 1.1, and in accordance therewith.  Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.  Such proxy shall remain valid until the valid termination of this Agreement in accordance with Section 6.1.

1.3.          No Further Actions.  Notwithstanding the foregoing, nothing in this Agreement shall require a Stockholder to convert any Company Series B Preferred Stock or exercise any Company Warrant or authorize Buyer to convert any Company Series B Preferred Stock or exercise any Company Warrant or take any other action with respect to any Company Series B Preferred Stock (other than to vote such Company Series B Preferred Stock in accordance with Section 1.1 hereof and to comply with the other actions, covenants and restrictions contained in this Agreement) or Company Warrants owned of record and/or beneficially owned by such Stockholder or over which such Stockholder exercises voting power (other than as required in this Agreement).

2.            Representations and Warranties of Stockholders.  Each Stockholder hereby represents and warrants to Buyer and Merger Sub as follows:

2.1.          Due Organization.  Such Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the state of its formation or organization.

2.2.          Power; Due Authorization; Binding Agreement.  Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and such Stockholder is entitled to vote all of its shares of Company Common Stock and Company Series B Preferred Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby, including the Merger and against any Acquisition Proposal.  The execution and delivery of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Stockholder, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer and Merger Sub, constitutes a valid and binding agreement of such Stockholder, enforceable against Stockholder in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

2.3.          Ownership of Shares.  On the date hereof, the Owned Shares set forth opposite such Stockholder’s name on Attachment A hereto are owned beneficially by such Stockholder in the manner reflected thereon and include all of the shares of capital stock of the Company owned beneficially by such Stockholder, free and clear of any claims, liens, encumbrances and security interests.  As of the date hereof such Stockholder has, and at any stockholder meeting of the Company in connection with the Merger Agreement and the transactions contemplated thereby, such Stockholder will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares.

2.4.          No Conflicts.  The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require Stockholder to obtain the consent or approval of, or make any filing with (other than filings required under the securities laws, including Sections 13(d) and 16 of the Securities and Exchange Act of 1934, as amended) or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Stockholder or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (d) violate any other agreement to which Stockholder or any of its affiliates is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust or the Securities Purchase Agreement, dated as of September 4, 2006, by and between the Stockholder and the Company (the “Securities Purchase Agreement”).

2.5.          Other Agreements.  The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for Sections 8.7 and 8.8 of the Securities Purchase Agreement.  For the avoidance of doubt, this Agreement does not conflict with or violate any of the provisions of the Securities Purchase Agreement and the Securities Purchase Agreement does not qualify any other representations or warranties contained in this Agreement.

2.6.          Acknowledgment.  Such Stockholder understands and acknowledges that each of Buyer and Merger Sub is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

3.            Representations and Warranties of Buyer.  Buyer and Merger Sub hereby represent and warrant to the Stockholders as follows:

3.1.          Due Organization.  Buyer and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of organization.

3.2.          Power; Due Authorization; Binding Agreement.  Buyer and Merger Sub have full corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and Merger Sub, and no other proceedings on the part of Buyer and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming this Agreement constitutes a legal, valid and binding agreement of the Stockholders, constitutes a valid and binding agreement of Buyer and Merger Sub, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

3.3.          No Conflicts.  The execution and delivery of this Agreement by Buyer and Merger Sub does not, and the performance of the terms of this Agreement by Buyer and Merger Sub will not, (a) require Buyer and Merger Sub to obtain the consent or approval of, or make any filing with (other than filings required under the securities laws, including Sections 13(d) and 16 of the Securities and Exchange Act of 1934) or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Buyer and Merger Sub or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Buyer and Merger Sub or pursuant to which any of its or its subsidiaries’ respective assets are bound or (d) violate any other agreement to which Buyer and Merger Sub or any of its subsidiaries is a party.

4.            Certain Covenants of the Stockholders.  Each Stockholder hereby covenants and agrees with Buyer and Merger Sub as follows:

4.1.          Restriction on Transfer, Proxies and Non-Interference.  Each Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the valid termination of this Agreement in accordance with Section 6.1 herein, not to (a) sell, transfer, pledge, encumber, assign, exchange or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”), (b) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, (c) take any action that would cause any representation or warranty of such Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement, (d) convert or exchange any shares of Company Series B

Preferred Stock  or (e) commit or agree to take any of the foregoing actions.  Any action taken in violation of the foregoing sentence shall be null and void and each Stockholder agrees that any such prohibited action may and should be enjoined.  If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement pursuant to Section 6.1 hereof.

4.2.          Additional Shares.  Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Buyer and Merger Sub of any new shares of capital stock or voting securities of the Company acquired by Stockholder, if any, after the date hereof.  Any such shares and voting securities shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

4.3.          No Limitations on Actions.  Each Shareholder signs this Agreement solely in its capacity as the beneficial owner of the Owned Shares and this Agreement shall not limit or otherwise affect the actions of the Shareholder or any affiliate, employee or designee of the Shareholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company.

4.4.          No Solicitation.  Each Stockholder agrees that, from the date hereof until the Agreement is validly terminated pursuant to Section 6.1 hereof, Section 6.1 of the Merger Agreement shall apply to such Stockholder.

4.5.          Further Assurances.  From the date hereof until the Agreement is validly terminated pursuant to Section 6.1 hereof, at the request of Buyer and Merger Sub and without further consideration, each Stockholder shall execute and deliver such additional documents and take such further action as may be necessary or reasonably requested by Buyer or Merger Sub to consummate and make effective the transactions contemplated by this Agreement.

5.            Stop Transfer Order.  In furtherance of this Agreement, and concurrently herewith, each Stockholder shall and hereby does authorize the Company or the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and to provide Buyer and Merger Sub evidence of such stop transfer order.

6.            Miscellaneous.

6.1.          Termination of this Agreement.  This Agreement shall automatically terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the consummation of the Merger, or (iii) the date of any amendment, modification, change or waiver to the Merger Agreement executed after the date hereof that provides (a) for the holders of the Company Series Preferred Stock to receive less than the Series B Per Share Amount as defined in the Merger Agreement in effect on the date hereof or (b) for any change in the form of consideration payable pursuant to the Merger Agreement to the holders of the Owned Shares as in effect on the date hereof, in each case, that is not consented to in writing by each Stockholder in its sole discretion.

6.2.          Effect of Termination.  In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

6.3.          Preservation of Rights Under Certificate of Designations.  Nothing in this Agreement shall be deemed to amend, modify, change or waive any rights a Stockholder has pursuant to the Certificate of Designations.

6.4.          Non-Survival.  The representations and warranties made herein shall not survive the termination of this Agreement.

6.5.          Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Company shall be a third party beneficiary of this Agreement in all respects.  This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

6.6.          Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

6.7.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

If to the Stockholders:

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

Attn.: General Counsel

Telecopy: (212) 878-9351

with a copy in any case to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn:       Steven J. Gartner, Esq.

Robert T. Langdon, Esq.

Telecopy: (212) 728-8111

If to Buyer and Merger Sub :

NYSE Euronext

11 Wall Street

New York, New York 10005

Attn.:  John K. Halvey, Esq.

Telecopy:  (212) 656-3939

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York  10019

Attn.:  David C. Karp, Esq.

Facsimile:  (212) 403-2327

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

6.8.          Governing Law; Venue.

(a)           This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

(b)           Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.7.

(c)           EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

6.9.          Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Each Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Agreement, Buyer and Merger Sub shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.  Each Stockholder further agrees that neither Buyer, Merger Sub nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.9, and each Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.10.        Remedies.  Each Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the Buyer and Merger Sub to sustain irreparable injury and damages, for which money damages would not provide an adequate remedy, and therefore each Stockholder agrees that in the event of any such breach by the Stockholder, Buyer and Merger Sub shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief to enforce each and every provision of this agreement.

6.11.        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

6.12.        Descriptive Headings.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

6.13.        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.14.        Effectiveness of Agreement.  The obligations of the Stockholders in this Agreement shall not be effective or binding upon the Stockholders until such time as the Merger Agreement is executed and delivered by Buyer and Merger Sub.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

NYSE TECHNOLOGIES, INC.

By:	/s/ Janet M. Kissane
Name:	Janet M. Kissane
Title:	Assistant Secretary

CBR ACQUISITION CORP.

By:	/s/ Janet M. Kissane
Name:	Janet M. Kissane
Title:	Vice President and Secretary

STOCKHOLDERS

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX LLC, its General Partner
By:	Warburg Pincus Partners LLC, its Sole Member
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Cary Davis
Name:	Cary Davis
Title:	Managing Director

ATTACHMENT A

Details of Ownership

Stockholder	Number of Shares of Company Common Stock		Numbers of Shares of Company Series B Preferred Stock	Shares of Company Common Stock Issuable on Exercise of Company Warrants
Warburg Pincus Private Equity IX, L.P.	4,375,227	*	1,500,000	2,250,000

* Includes 591,450 shares of Company Common Stock held through Merrill Lynch.